Exhibit 3.3

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.  Name of corporation:
Amexdrug Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.  The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
50,000,000 authorized Common Shares, par value $ 0.001 per share

4.  The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 1,000,000,000 authorized Common Shares, par value $0.001 per share

5.  The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
8,470,481 outstanding Common Shares will be forward split on a 20 for 1 basis to 169,409,620 Common Shares

6.  The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
None

7.  Effective date and time of filing: (optional) Date: November 30, 2012 Time: 5:00 p.m. EDT
(must not be later than 90 days after the certificate is filed)

8.  Signature:  (required)

X /s/ Jack Amin                                                                                                           President
Signature of Officer                                                                                                     Title

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                                                                                                                                     Nevada Secretary of State Stock Split
Revised 8-31-11